EXHIBIT 10.23

                          Director Compensation Policy

1. Non-employee directors will receive an annual cash retainer of $35,000 for service on the board and participation on the three standing committees. Pursuant to Section 9 of the Amended and Restated Equity Incentive Plan, as amended (the "1995 Plan"), non-employee directors may elect to receive all or a portion of this retainer in stock options. Committee and sub-committee Chairs receive an additional cash retainer of $10,000.

2. Non-employee directors will receive a specified amount for each special committee served on, as specified from time to time by the Board of Directors or relevant committee of the Board of Directors.

3. Pursuant to Section 9 of the 1995 Plan, non-employee directors will receive an annual grant of stock options and restricted stock, the value and mix of which is determined each year by the Board of Directors, based on providing overall compensation in the range of the 75th percentile for a selected peer group of companies. The value for fiscal 2007 is $136,000. The directors can elect to take the restricted stock in the form of stock options at a ratio of 3-to-1.

4. Employee directors receive no additional compensation for their service on the Board.

5. Mr. Hill, as non-executive chairman, receives annual compensation of $340,000.